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Air Products Employee Meeting Transcript
February 5, 2010

JOHN:  Good morning, good afternoon and good evening to all of my colleagues on the webcast around the globe.

I want to thank you all for turning out on such short notice this morning.  I'm sure most of you have had an opportunity at least to see the (inaudible) news article on the press release of our intent to make an offer to acquire Air Gas at $60 a share.  I'd encourage you, to the extent that you didn't listen in to the investor call that Paul and I just finished to have a sense of what our investors are asking about this transaction there's a lot more detail and I don't have the time, frankly, to go through with you this morning, and there's some very good  questions by our investors.

I believe that our broadcast will be up and running around two o'clock this afternoon.  It's a pretty easy link from our home page.  What I did want to do, though, is spend some time this morning to really talk about the exciting and compelling opportunity that we have in front of us and take a little bit of time to address some questions or any questions that you may have on your mind. I need to start this session, unlike many of the times that I get to address the employees based on a worldwide basis, with two slides that really talk to the fact that there are a lot of forward-looking statements.

This is the discussions that are on the webcast, and of course we start every call with investors with that, and also remind you as well that there are going to be some forward-looking comments that I made and you really need to be careful as to how you use that information and I'd encourage you to look on the web where the slides from the investment call are placed and take a little time to read through that and what it means.

The other thing it means from the standpoint of my remarks this morning is that, unlike most of the coffee talks or chairman talks we do, I try to address all sorts of questions that come in.

There's going to be a lot of questions, frankly, that could be off bounds from a legal and SEC and regulatory basis given where we are in this process.  And so if you hear me decline to answer a question, it's not because I don't want to share information with you.  You know, my commitment will be to share information with you as soon as I am -- as soon as it's possible for me to do.  But depending on the nature of some questions, I may have to defer until some point in the future when we're at liberty to discuss them.

With me, of course, is (inaudible) and I'll probably be talking to some of them for specific questions depending on the nature of the question.  Let me give you just first a really high-level summary of the transaction. As the press release mentioned, it's an all-cash option, $60 a share for Air Gas shares, and that's about a $7 billion total transaction.  It breaks down between a little over $5 million for the equity of Air Gas, and then course we assume the outstanding debt on Air Gas' balance sheet, which is about 1.9 million.  That's how you get to 7 billion.

You'll probably see numbers in press writings and the like that talk about 5 and talk about 7.  It's just how that particular paper and reporter chooses to identify the cost of the transaction.  It represents a 38 percent premium to yesterday's closing price.  As Paul and I discussed in the call, it's treated on an earnings per share basis in the first full year of integration of the property.

There are a substantial amount of synergies -- and I'll get to those in a little bit -- and that allows us to (inaudible) the premium and create value for Air Products shareholders.

We do have the financing fully committed through JPMorgan and we'll be subject to regulatory review by the FTC.  We think we understand what we need to do to comply with that review.  We don't think it's going to be material to the transaction but that will be one of the issues that will drag out the time between today's offer, should we be successful with Air Gas' shareholders, the acceptance and the closing of this transaction.

Let me step back, though, first a minute.  And I want to assure you that this decision was not taken lightly.  It wasn't because of a current point in time or a thought on, boy, their stock is down, we're going to go and make a -- let's be honest -- a knee jerk reaction to this.  This is part of a long thought-out strategy around the industrial gases part of our business.  And what you have up here is a high-level summary.  And we talked about this in a lot more detail than I will this morning in the investor call about what the benefits are of being a full line player, meaning a player both in our tonnage businesses, our liquid bulk businesses and our packaged gas businesses, and the benefits both from a market presence, an industry sector that we can cover only with a packaged gas business, cross-selling opportunities where a large packaged gas customer may be an aerospace or pharmaceutical or sectors like that by someone with our ability as to marry up both through packaged gas requirements, with liquid requirements which we can't presently do in the marketplace.  It's a compelling argument for why this makes sense.

In many parts of the world, whether it be Europe, whether it be a lot of our joint ventures, Italy, in India, in Mexico and South Africa we have a full line business and we can see firsthand -- in Europe as well -- the benefits of having that full line and that's the essence of this slide.

The other point that I want to bring forward is in most of my communications with you I've talked about four points that we need to stay focused on as a company.  That's rising growth, improving our returns, that is being externally focused, and people.  You are the people of Air Products.  In my mind, this fits exactly with those other things.

And one of the things that make it exciting about this is the opportunity to grow based on some of those points I made around cross-selling, density in North America but also to take these skills and capabilities from the Air Gas team and the outstanding capabilities they bring to this table to really extend that business model globally.  And that, in my mind, thrives on the growth opportunity.

We believe that we can take our operating skills, our operating capabilities, our supply capabilities, our investment in SAP, et cetera, and we will bring to the operational side of the business considerable operating synergies.  And it's really those two combinations that allow us to meet the growth and return part.

From an external point of view, you'll see in a later slide Air Gas has 1500 salespeople in the United States alone.  And if that doesn't give you a good solid touch on what's going on in the marketplace across what is still one of the largest economies in the world and will continue to grow and represent a significant part of the manufacturing and PDP growth in the world, that's a really good endorsement and a really good opportunity to have those hands-on minds on the ground looking for opportunities to marry the strengths of both of our organizations.

And then finally are people.  And one of the things -- you know, we've been on a long journey for the last year.  It's been a tough journey.  I think we've done -- as I stood up here before, have taken appropriate action to improve our overall cost structure to make us more competitive in the marketplace.  I don't know if you've been watching some of the announcements or the last quarter or so of new orders that we're winning that's a direct result of our ability to get our cost structure down.  And the ideal was -- effort was never about cutting costs but really about cutting those costs to make us more competitive and to make us more successful.  And a competitive, successful company creates those opportunities which ultimately creates opportunities for the people within that company.  And I believe that that's starting to play out for us and what we're doing here today just furthers that journey from my perspective.

Let me just take you back to why are we doing this.  I'll give you a moment to look at the slides, but in essence, if you think about the four points that we've been driving, the strategy points that were made on the four slides, that's why we're doing this.  This is an incredibly attractive and compelling opportunity for us as a company.

When you look at some of those things, we'll become the largest industrial gas company in North America, one of the largest in the world.  We'll have the mix and capability in all three major modes of supply that are really important.  The skills and the strengths are what enable us to be better able to serve our customers.

And you'll see in here that we bring things to the table, Air Gas brings things to the table.  I believe the timing's right.  The timing's right from the context of we're beginning to slowly come out of the recession in the manufacturing economy in the United States and getting in now gives us an opportunity to capture more than our fair share of growth.

We also believe from some of the activities that Air Gas is involved in -- they're presently embarking on a SAP deployment, they're looking at globalizing their business model.  And we could bring our capability in SAP, we could bring our global infrastructure and really create value both from an ability to be efficient as well as from an ability to generate revenue growth globally.

This is a high-level overview of Air Gas.  You can see 4.3 billion in sales fiscal year ending March of '09.  Growth, nice growth, 19 percent, seven percent same store sales.  What that is 19 percent is their total top line growth which includes the same store they use in that vernacular but a given depot and how does that grow here.  If you look at retail stats, you'll always get same store sales and then you get total headline sales.  And the reason for that is this company has done a lot of small acquisitions and continued to grow.  And one of the things and one of the capabilities and skills that we find to be really attractive is their ability to integrate and add on small businesses to allow them to grow both their organic growth with the market as well as increase that growth by acquiring distributors.  And in the United States today 50 or so percent of the market is still unconsolidated.  There's a lot of opportunity to continue that process.

You can also see in the map what's represented is where their locations are.  There's some 1100 around the United States.  And Canada was about 14,000 employees throughout that geography.  We talked a lot in the call about where the value creation comes from.  I mentioned that earlier.  You know, getting our cost structure down as we've been doing, we've been doing a good job of that and we have been very clear with the investors that we're going to continue on that process; that the goals that we had for the underlying Air Products business does not change.  And we're going to need your help and your support to continue the great work and the great momentum that we've had over the last three quarters.

I think you probably saw our Q1 results.  I talked about it at the recent annual meeting.  We got to a 15.9 percent margin.  And as you know, one of the key stated goals we had is a 17 percent margin in 2011.  Continue that momentum that we've been able to build from Q1 -- I'm sorry -- Q3, Q4, Q9 and 10, we're well on track to hit those targets, and as you know, we've put a variable compensation plan in place that recognizes that hard work and we need to keep focused.  And I'll ask you that again as I close to stay focused on delivering it.

On the left-hand side of this slide I just hit a high level -- I'm not going to read each one of those -- I articulated some of those earlier -- around what are some of the things that we believe Air Products brings to the table and what are some of the things that Air Gas brings to the table.  And as you can see, our global infrastructure is a real enabler, our gas application skills, the ability and a very strong operations engineering set of skills and of course our experience in deploying an enterprise resource planning system such as SAP.  On a global basis today, 95 plus percent of our business is on an SAP system.  So we have visibility up and down our supply chain on a global basis and we've been able to use that to drive productivity in the company.

Air Gas' strengths, I mentioned it earlier, a really broad US footprint.  1500 sales resources on the ground.  A very respectable business, good packaged gas skills and the acquisition and their ability to acquire and integrate small acquisitions very, very quickly to grow that top line number above the organic sales growth.

This is an eye chart, I'm not going to spend a lot of time, but what you have here is if you took the 4 billion in '09 and our 8 1/2 billion '09, you have a fairly substantial company when you're done.

If you look all the way to the right, you'll see the pro forma mix of the combined entity which shows things like packaged gases at 39 percent liquid bulk and 17, our on site feed 25 percent, et cetera.  This puts us at a mix very consistent with what our competitors are on a global basis and very consistent with what the market mix is from an industrial gas point of view, and again it articulates some of the compelling reasons at the bottom of the slide for doing it.

Going forward, bottom line of this is -- I started with this -- it's going to be a long process.  It's going to be a long process for a lot of different reasons, including the regulatory reasons that I mentioned earlier.  It's also going to be a long process because we were robust in abilities to try to act on a friendly combination with Air Gas over the last number of months.  A lot of that information is now in the public domain.  You can see some of it in the press release.  And so there's going to be steps that we're going to have to go through.

If you go back to sort of my opening comments, at different parts of these steps there's going to be many questions you have on your mind that I may not be able to answer at a particular point in time and so I'll just reinforce that when I'm able to answer them, I will.  And I think that I've always operated with that level of commitment with the employee base and I'll continue to do that.

So transactions, delivers on our promises, from my perspective it's strategy.  We maintain the fact that we're still a company that's respected by our investors for this ability of our cash flow which comes from our business model, also comes from the diversity of the markets and the products and the geographies that we operate in.  I believe it accelerates growth and we're not walking away from our commitment to our shareholders.

So with that, I'm going to say thank you and take some questions.  No questions?

Do we have any questions coming in, Katie?

KATIE:  We do.  They're coming in here in streams, John, so I'll try to package these together.  A couple of questions about the acquisition being very North America-centric.  Is this a concern to our management or our investors and would it limit our ability to invest or grow in other economies in the world.

JOHN:  That's a great question.  The simple answer is that it will not limit our ability.  In the conference call we were asked a very similar question by one of our investors and the point is when we modelled this investment into the overall capital structure of Air Products, our financing plan, our ability from an employee point of view and a management point of view to be executed, we considered those factors and we modelled in there the level of investment for this coming year -- the year we're in -- excuse me -- which we've been now talking to the street about, which is 145 million dollars, which is the same level that we invested last year and we anticipated, as we've said, that that number on the base business will grow.

Our ability to continue that growth is only related to keeping our eyes on the ball on the underlying businesses.  But the simple answer is we can do this.  We have the financing to do this, we have the capital structure and the ability to execute against the growth opportunities we want.  That was a really clear issue with me as we were evaluating this because not only are we recovering from the recession in the United States but a lot of the markets globally, and I don't want to miss out on that growth.        Yes?

MALE VOICE:  I forget the exact time frame but I'm going to say roughly 10 years ago we got out of the packaged gas business.  I think we didn't like the growth prospects and maybe even profitability at that time.  What has changed either with us or the market that makes this now a compelling buy?

JOHN:  Yes.  It was exactly 2002.  I forget the exact month, but let's -- but you were close.  And, you know, the driving reason and the importance in the packaged gas business in general is first we'll get out of the packaged gas business in the United States.  We didn't get out of the packaged gas business globally.  We stayed in it in Europe.  We stayed in it in most of our joint ventures.

The key -- if you go back to the slide here, the map slide -- we didn't have anywhere near that level of density.

We had some blue dots in the middle, we had some blue dots on the West Coast, a few in the Northeast, a few here and there, exactly, but we didn't have the density to be able to make this a successful business.  And at the time we felt that we had other options to pursue that we did pursue, things like driving our high degree general business which today is a two billion dollar business, continuing to drive our international expansion in the new parts across the globe, and we felt at that time we needed to begin to devote some of our resources to really deploying the SAP system, globalized network processes, and we just didn't have the ability to do that all.

So it made sense because of the lack of density and the lack of cohesiveness in the business at that time driven by the lack of density to exit it.

Today it's a very different story.  We have a lot more capability.  I've talked about our ERP and SAP, our market practices.  I talked about our ability with a stronger balance sheet to be able to fund both our base growth, if you will, as well this acquisition.

By the way, Air Gas did a really, really nice job of continuing to roll up this business.  If you go back to my comments on to be successful on the industrial gases side of our business, your ability to have all 33 models of supply integrated in a given geography is a nice add to drive productivity and profitability as well.  Other questions?  Yes, Kate.

KATE:  A couple of questions, John, about Wall Street's reaction today in the news.

JOHN:  Sure.  I mean, I'll start this and then I'll ask Paul to join if he wants to.

You know, obviously, the stock's down.  I'm sure that's on everybody's mind.  And then similarly Air Gas's stock is way up, and that's still on everybody's mind too.

You know, the bottom line is this isn't unexpected.  In early days, you know, the street sells on news and buys on news and then they take time to sort of sort through things and let things settle out based on how they view the strategic and financial views of the transaction.

Paul, do you want to add to that?

PAUL:  Yeah, let me just add to that.  You know, the market hates uncertainty.  (Inaudible) we reintroduced a great deal of uncertainty, whether this deal was going to be done, what will be the impact of it.  (Inaudible) sitting on their shelf looking at that.  And so with that -- with that immediate action people are going to -- are going to go out and sell.

There are also a number of people who don't like acquisitions.  You know, there's a number of our shareholders who are -- just are going to say if they do an acquisition I don't care whether I loved them yesterday, I'm going to hate them tomorrow.  And those people are going to be there.

So you put a blanket supply of shares into the market, a lot of supply and the demand is not there, very few people are going to look here to buy.  We expected to trade down today.  You know, the stock the last time I checked is kind of in that range of where we expected it to break down.

We may go up by keeping our eye on the ball, doing all of the things -- communicating clearly that we have a good set of goals and then doing the basics which we do every day. So that's what we've got to do, is just keep delivering as we have and the stock will come back.

JOHN:  Thank you, Paul.  Other questions?  Sure.

MALE VOICE:  Hi.  Can you comment on the degree of divestiture we expect to be required as far as the SEC regulatory in terms of granting new generation assets or employees of Air Gas?

JOHN:  Yeah.  No, I can't.  But I will say that we've done a pretty thorough view of that and really feel that we have a good understanding on that.  We don't think that they're material on the transaction.  And so the other point to remember is we're not in the packaged gas business in the United States, which is a big, big plus, and so we don't have a lot of overlapping footprint between the two businesses.

Other questions?  Katie?

KATE:  Questions, John, about our operating margin and UPS goals for 2011.  With the potential acquisition, will you back off those goals in any way?

JOHN:  No, absolutely not.  And I think that's one of the key things.  This is a highly strategic opportunity for us, ultimately drives a lot of (interruption) from shareholder value.  We'll get through where we are today.  The best way we get through and, as Paul mentioned a moment ago, driving our stock price up to a fair valuation for where we should be today and a recognition of the value we're going to create with this transaction, to not drop the ball on the existing goals and objectives that we have out there.

The management team, we've talked a lot about that.  We believe we have the capability to do that and the team and the people to make that happen but I am going to need your help on that.

JOHN:  Yes?

MALE VOICE:  Other than yourself, is there anyone else that could legally or would be interested in Air Gas?  Obviously Plak (phonetic) is packaged gases, BOC.  Have you heard anyone?

JOHN:  I mean certainly, you know, there are others who might have interests in this.  You know, we'll have to see how that plays out.  I don't know what their appetite is at this particular point in time.  You know, I'm not a lawyer but I think your assessment on Plak is probably spot on.  But certainly some of our other global competitors and there might be other companies that aren't in the industrial gas space that might have an interest in this.  I don't know.  We'll deal with that as that happens and, you know, if it happens, we'll deal with it at that time.

Any other questions?  Kate, any more?

KATE:  Question, John, about how much financial risk are we taking on if we proceed down this path?

JOHN:  I'll let Paul address that.  I think we can manage it, which is the bottom line answer.

PAUL:  Yes, we are going to take on more financial risk since we're going to borrow more money to do that.  However, we've been taking a very close look at this and we've been looking at plans for the future also so all the capital which would go in to expanding the on-site area and expand in Asia across the world is still funded and we still remain investment grade if we borrow all the money.  And so that is a sign of still a very strong company.  There are a lot of companies which are around which aren't investment grade.  So that -- so I don't think that that is an significant worry for us.

One of the things here is that, as we look at this, if we do this deal this will generate a lot of cash for us if operated properly and in making this happen.  This is a strong generator of cash as we look at this which will enable us to grow even faster.  So it brings opportunity, plus it brings the opportunity to generate the cash if we execute well to fund those opportunities.  So this is really a great opportunity for us.  We're going to pay a lot of attention to cash generation.

To all the people out there collecting receivables, collect those receivables, please. Don't build inventories.  Keep our inventories slim.  And, most importantly, let's operate as a low-cost company.

JOHN:  Hooray, Paul.  Any other questions?  Katie again.

KATE:  In what way will the transaction affect our current distributor network?

JOHN:  Bob, do you want to take that.

BOB:  I think this is probably one of the complicated answers, actually.  We have had -- because we have not had a packaged gas business in the United States, our distributor set looked at us with real clarity because they didn't have a competing situation where we would be selling packaged gases in their territory, plus selling with them, if you will, in that same territory selling liquid to them in that territory.  We've got a plan now to get out to our distributors to tell them we really do plan on continuing to value their business as a part of our important liquid bulk business.

And we've managed that way in the past.  When we had our packaged gas business in the past, we had packaged gases and distributors.  (Inaudible) had packaged gases and distributors.  It's a normal course activity in the marketplace. There will be some concern by some of our distributors for sure, which is why we've got the program that Tom Gordon and his team are going to be working on over the next day in order to get out and really contact our distributors.  But we think we can manage that over time without too much of an issue.

JOHN:  Thanks, Bob. Yeah, Donna?

DONNA:  Will we be selling anything else in order to fund buying Air Gas?

JOHN:  We have this fully financed.  We don't need to sell other assets other than what we have to sell from a regulatory point of view to do that.

JOHN:  Katie?

KATE:  A question, John, about your perception of any cultural differences between the two companies and whether you see it as an opportunity.

BOB:  That's been mentioned in, certainly, Air Gas's response to our offer.  I just flat-out don't believe that to be the case.  I think they have a highly charged sales model which we highly value.  They have a very good M&A capability to roll up these acquisitions which we also deeply highly value.  And I think that we have a very good supply chain, back office capability and efficiency that they're trying to emulate along with our international footprint, which is another area that they're trying to emulate.

So if you work on the ends and say those are drastically different types of cultures but when we look for the opportunity in the middle, it really creates the value in this transaction.

You know, it's very clear to me in any acquisition people are the number one asset that you're really acquiring.  And so we'll have to work together in that middle space to really drive the value that we see in this transaction.  You know, one of the things that Air Gas has commented on -- we obviously have a long-term relationship with them.

They're an important customer of ours today -- is that they were a group of companies, lots and lots of acquisitions being built up without really sort of an independent culture -- and one of the things Peter Ricolso (phonetic) has actually told us is one of the most important things that happened with -- I think it was something like 1,000 Air Products employees went into Air Gas in 2002.  By the way, I know many of those 1,000 employees that went into Air Gas and they were top-notch Air Products employees.  So don't think too much how disparate the culture is that went into Air Gas.  They also got some folks in a similar way from BOC.

And then what happened was -- in Peter's mind, actually, and he will tell you this -- is that that was a big part of the cultural change that Air Gas needed to go through as they started to move from just a group of independent companies that had been bought up to an operating company that could really drive customer service, drive performance, drive against metrics, those that kind of things; safety, culture, those kinds of things.

In some ways it was back to the future was that it was the Air Products team that helped get them there.  So I believe, as John said, that we can really get that cultural issue put to bed and be very successful.

JOHN:  Thanks, Bob.  Unless there's no more questions from the floor or on-line --

KATE:  One more, John.

JOHN:  Oh, one more.  Okay.

KATE:  Since Air Gas' board has already rebuffed two other offers, why do we think going directly to shareholders will be more effective?

JOHN:  Because we felt that making our value proposition directly to the owners of the company was the best way to get an attractive deal out there and understood.  It did require us to engage in an unfriendly or hostile process.

It's probably worth a minute to just ask John Stanley to frame what that means.  Because part of framing, what that means is the process that I've commented on earlier about when I can and can't talk about certain things and also the length of time.  This is going to be a while.  And as you'll see when I close, this is why we need to stay focused on our existing business operations and that we'll ask for help when we need help.

But let me ask John to sort of define things a little bit more broadly from a legal point of view here.

JOHN:  All right.  Thanks, John.

A lot of you already -- I'm not going to tell you anything new that you don't already know about a tender offer process.  But as John said, in a tender offer process you go directly to the shareholders, which means you bypass management and the board of directors.

And that happens typically, as in our case, where you haven't been able to engage.

I will contrast that, if you will, with a merger where you actually engage with the board of directors, agree on what the price is and the transaction and you then go out and ask the shareholders to vote on the merger itself as opposed to tendering their shares.

To be clear, we have not started the process yet.  The tender offer process is formal filings are made with the SEC, which we intend to do in the not too distant future, and in that you will lay out what your price is -- obviously, it has to be at premium or they're not going to be interested -- what the conditions are to your offer which will include a minimum number of shares which you have to get in order to actually close on this, have tendered to you, will include the regulatory approval process.  You've got to get through that until you close.

And then it will be open for a period of time.  It's not open for four years.  It's open for a period of time.  You can get through what you need to get through and then ultimately then have the shareholders tender an actual vote, if you will.  I'm sorry, actually tender to you an actual time we then have enough shares to control the company.

It can change.  It can be friendly over time and it may drop the tender offer and move into a merger process.

And you've probably seen -- a lot of you have seen a lot of bad out there if you read the Wall Street Journal for other companies as they go forward.

But I think the important point that John said is that this is not a short-term process.  This is going to take a long time, months, as we work through it.  There's not going to be of lot of sort of media out there specifically on what's happening as we go through.  But trust me.  Things are going to be going on behind as we move through.  Okay?  Katie?

KATE:  One more, John.  I think we've spoken to this already, but a question about our competence to do this successfully.

JOHN:  We as a management team with our board spent a lot of time, obviously, discussing this.  I'm not taking this step very lightly, given the size of the transaction.  And one of the things that was really, really important to me in doing this is can we -- as I said a moment ago -- can we execute our base plan, whether it be on our return objectives or our growth objectives.

So does that mean we have the capital capability and the investment capability to do that and then do we have the people.  We have a tremendous amount of confidence in the global Air Products leadership team as well as the global (inaudible) employees that we can do two things.  We can stay focused on our existing business.  We will reach into the organization but I'd ask you wait to be touched, if you will, for help on executing the transaction and integrating the transaction.  We're going to lean on a lot of [inaudible] employees as well because they're part of the value that we're bringing to table.  And I got myself and the board there and I think the management team there that this is something we can do and I believe that very, very strongly as I stand up here today and as I look at this transaction over the many prior months as we've made the decision to move forward on this.

Thank you.

JOHN:  You know, perhaps as we leave, since we had a lot of discussion and a lot of other things coming at all of us, a number of us need to get back and talk to our shareholders which we'll be doing today, tomorrow and Sunday in earnest and then we'll continue on with that next week, to make sure that they fully appreciate the compelling opportunity.

I'd like to leave you with these few thoughts, you know, and hopefully you can feel my excitement on what this means and then what the future of this transaction can mean to the global Air Products and our Air Gas team.

You know, John just made us very sensitive to the fact that this will take time to resolve.  Months, not weeks.  We'll communicate with you in each and when time we can, when we're allowed to.  I mentioned this -- I don't know -- numerous times throughout this discussion, Paul mentioned it.  I really need your help on staying focused on your job, staying focused on your goals and objectives.  The best way we can make this the successful transaction that I believe it can be is that we continue the progress we made coming out of our a tough '09 because of the global recession and continuing that momentum into 2011.  And most importantly we can't drop the ball on safety.

That's a lot to ask.  I understand that.  I think I've asked a lot of this organization over the last couple of years.  I'm really proud of what you've been able to do in delivering.  And so I say thanks for your time this morning and thanks for your help in the future to continue the great progress that we've been making.

Thank you.

 (Time noted: 10:40 AM)

* * *

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities.  No tender offer for the shares of Airgas, Inc. (“Airgas”) has commenced at this time.  In connection with the proposed transaction, Air Products and Chemicals, Inc. (“Air Products”) may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”).  Any definitive tender offer documents will be mailed to stockholders of Airgas.  INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov.

In connection with the proposed transaction, Air Products may file a proxy statement with the SEC.  Any definitive proxy statement will be mailed to stockholders of Airgas.  INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Air Products and certain of its respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Air Products’ directors and executive officers in Air Products’ Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 25, 2009, and its proxy statement for the 2010 Annual Meeting, which was filed with the SEC on December 10, 2009.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this communication other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change.  Forward-looking statements can often be identified by words such as “anticipates”, “expects”, “intends”, “plans”, “predicts”, “believes”, “seeks”, “estimates”, “may”, “will”, “should”, “would”, “could”, “potential”, “continue”, “ongoing”, similar expressions, and variations or negatives of these words.

These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition include the possibility that Air Products will not pursue a transaction with Airgas and the risk factors discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.  The forward-looking statements in this release speak only as of the date of this filing.  We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.